Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140

Media Contact: John Wilkerson (734) 855-3864
TRW Reports First Quarter 2010 Financial Results
LIVONIA, MICHIGAN, May 5, 2010 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first quarter 2010 financial results with sales of $3.6 billion, an increase of 50 percent compared to the prior year period. The Company reported GAAP first quarter net earnings of $204 million or $1.61 per diluted share, which compares to a net loss of $131 million or ($1.30) per share in the prior year period.
The first quarter 2010 GAAP net earnings includes restructuring and fixed asset impairment charges of $7 million ($5 million after related tax benefits) compared with restructuring and fixed asset impairment charges of $24 million in the prior year first quarter. In addition, the 2009 first quarter included a one-time charge of $30 million for the impairment of trademarks and a one-time gain on retirement of debt totaling $34 million. Excluding these special items from both periods, the Company reported net earnings of $209 million, or $1.65 per diluted share in the first quarter of this year, which compares to a net loss of $115 million or ($1.14) per share in the prior year period.
“TRW entered 2010 from a position of strength thanks to our hard fought accomplishments in 2009. Increasing vehicle production combined with our lower cost structure is continuing to have a significant positive impact on our results,” said John C. Plant, President and Chief Executive Officer. “TRW is well positioned to take advantage of the industry rebound that is presently occurring and will continue to implement actions designed to ensure long term success for the Company.”

First Quarter 2010
The Company reported first-quarter 2010 sales of $3.6 billion, an increase of $1.2 billion or 50 percent from the prior year period. The 2010 quarter benefited from a higher level of sales resulting from improved global vehicle production volumes compared to the prior year quarter when industry production fell to its lowest point of the cycle. Currency movements during the quarter also had a positive impact on sales compared to the same period a year ago.
The Company’s first quarter 2010 operating income was $300 million compared with an operating loss of $125 million last year. Both the 2010 and 2009 periods included restructuring and fixed asset impairment charges totaling $7 million and $24 million, respectively. In addition, the 2009 period included a one-time charge of $30 million for the impairment of trademarks. Excluding these charges from both periods, operating income for the first quarter of 2010 was $307 million, which compares to an operating loss of $71 million in the prior year period. The year-to-year improvement of $378 million was driven primarily by the positive profit impact from the higher level of sales between the two quarters, the positive impact of the Company’s restructuring and cost containment actions implemented over the past year, lower raw material prices and, to a lesser extent, a favorable currency outcome.
Net interest and securitization expense for the first quarter of 2010 totaled $45 million, which compares to $42 million in the prior year. In addition, a gain on retirement of debt totaling $34 million was recognized in the first quarter of 2009.
Tax expense for the first quarter of 2010 was $50 million, which compares to a tax benefit of $5 million in the prior year period. The increase in expense was driven by higher pre-tax earnings in certain geographic locations for the current period. Excluding the tax benefits related to the special items previously noted in both years, tax expense was $52 million in the current quarter compared with a tax benefit of $1 million last year.
The Company reported 2010 first quarter GAAP earnings of $204 million, or $1.61 per diluted share, which compares to a GAAP net loss of $131 million, or ($1.30) per share in the 2009 period.

Excluding the special items referred to above, the Company reported first quarter 2010 net earnings of $209 million, or $1.65 per diluted share, which compares to a net loss of $115 million or ($1.14) per share in the 2009 period.
Earnings before interest, securitization costs, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $425 million in the first quarter of 2010, as compared to the prior year level of $43 million. See page A5 for a description of the special items excluded in calculating adjusted EBITDA.
Cash Flow and Capital Structure
First quarter 2010 net cash flow provided by operating activities was $21 million, which compares to a use of $254 million in the prior year. The favorable outcome compared with last year resulted primarily from the higher level of profitability in the current quarter partially offset by higher working capital requirements. Capital expenditures were $45 million in the current quarter compared to $35 million last year. First quarter net cash flow used in operating activities less capital expenditures was $24 million, compared to $289 million in the prior year quarter.
As of April 2, 2010, the Company had $2,221 million of debt and $634 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $1,587 million. This net debt outcome is about even with the $1,583 million balance at December 31, 2009 and $836 million lower than the balance at the end of the prior year first quarter. Committed liquidity facilities and cash on hand provided the Company with available liquidity in excess of $1.6 billion as of April 2, 2010.
2010 Outlook
TRW expects full year production to total 11.5 million units in North America and 16.7 million units in Europe. Based on these production levels and the Company’s expectations for foreign currency exchange rates, full-year sales are forecasted to range between $12.9 and $13.3 billion, with second quarter sales expected to be approximately $3.4 billion.
“Vehicle production schedules remained robust during the first quarter of 2010; however, we continue to be cautious with regard to European production levels in the second half of the year.

In addition, while commodity inflation was not a factor in our first quarter results, we expect increasing commodity prices to negatively impact our results going forward,” said Mr. Plant. “Managing costs and growing the business through our key technologies will continue to be our top priorities in 2010.”
First Quarter 2010 Conference Call
The Company will host its first quarter conference call at 8:30 a.m. (Eastern time) today, Wednesday, May 5th, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 68475005. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings (losses), operating income (losses) and diluted earnings per share each excluding special items, tax expense excluding certain net tax benefits, adjusted EBITDA and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments, including use in connection with forecasting future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2009 sales of $11.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW

Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2009 (our “Form 10-K”) such as: the financial condition of our customers adversely affecting us or the viability of our supply base; disruptions in the financial markets adversely impacting the availability and cost of credit negatively affecting our business; any shortage of supplies adversely affecting us; any further material contraction in automotive sales and production adversely affecting our results, liquidity or the viability of our supply base; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability or supply base; our dependence on our largest customers; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations; limitations on available cash and access to additional capital due to our substantial debt; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans; any impairment of a significant amount of our goodwill or other intangible assets; risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; assertions by or against us relating to intellectual property rights; the possibility that our largest stockholder’s interests will conflict with our or our other stockholders’ interests; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Operations (unaudited) for the three months ended April 2, 2010 and April 3, 2009	A2

Condensed Consolidated Balance Sheets as of April 2, 2010 (unaudited) and December 31, 2009	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 2, 2010 and April 3, 2009	A4

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months ended April 2, 2010 and April 3, 2009	A5

Reconciliation of GAAP Net Earnings (Losses) to Adjusted Earnings (Losses) (unaudited):

• For the three months ended April 2, 2010	A6

• For the three months ended April 3, 2009	A7
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2009 which was filed with the United States Securities and Exchange Commission.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	April 2, 2010	April 3, 2009

Sales	$3,583	$2,390
Cost of sales	3,154	2,360

Gross profit	429	30
Administrative and selling expenses	125	107
Amortization of intangible assets	5	5
Restructuring charges and fixed asset impairments	7	24
Intangible asset impairments	—	30
Other (income) expense — net	(8)	(11)

Operating income (losses)	300	(125)
Interest expense — net	45	42
(Gain) loss on retirement of debt — net	—	(34)
Equity in (earnings) losses of affiliates, net of tax	(8)	1

Earnings (losses) before income taxes	263	(134)
Income tax expense (benefit)	50	(5)

Net earnings (losses)	213	(129)
Less: Net earnings attributable to noncontrolling interest, net of tax	9	2

Net earnings (losses) attributable to TRW	$204	$(131)

Basic earnings (losses) per share:
Earnings (losses) per share	$1.72	$(1.30)

Weighted average shares outstanding	118.3	101.1

Diluted earnings (losses) per share:
Earnings (losses) per share	$1.61	$(1.30)

Weighted average shares outstanding	129.3	101.1

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	April 2,	December 31,
(Dollars in millions)	2010	2009
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$634	$788
Accounts receivable — net	2,312	1,943
Inventories	717	660
Prepaid expenses and other current assets	224	201

Total current assets	3,887	3,592

Property, plant and equipment — net	2,190	2,334
Goodwill	1,763	1,768
Intangible assets — net	318	324
Pension asset	195	179
Other assets	537	535

Total assets	$8,890	$8,732

Liabilities and Equity
Current liabilities:
Short-term debt	$18	$18
Current portion of long-term debt	23	28
Trade accounts payable	2,049	1,912
Accrued compensation	253	256
Other current liabilities	1,109	1,094

Total current liabilities	3,452	3,308

Long-term debt	2,180	2,325
Postretirement benefits other than pensions	473	479
Pension benefits	767	804
Long-term liabilities	500	507

Total liabilities	7,372	7,423

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,563	1,553
Retained earnings (accumulated deficit)	(119)	(323)
Accumulated other comprehensive earnings (losses)	(71)	(71)

Total TRW stockholders’ equity	1,374	1,160
Noncontrolling interest	144	149

Total equity	1,518	1,309

Total liabilities and equity	$8,890	$8,732

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 2,	April 3,
(Dollars in millions)	2010	2009

Operating Activities
Net earnings (losses)	$213	$(129)
Adjustments to reconcile net earnings (losses) to net cash provided by (used in) operating activities:
Depreciation and amortization	119	117
Net pension and other postretirement benefits income and contributions	(49)	(66)
Net (gain) loss on retirement of debt	—	(34)
Intangible asset impairment charges	—	30
Fixed asset impairment charges	1	4
Net (gain) loss on sales of assets	(1)	(4)
Other — net	1	6
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable, net	(417)	(100)
Inventories	(75)	45
Trade accounts payable	184	(153)
Prepaid expense and other assets	(27)	57
Other liabilities	72	(27)

Net cash provided by (used in) operating activities	21	(254)

Investing Activities
Capital expenditures, including other intangible assets	(45)	(35)
Net proceeds from asset sales	1	4

Net cash provided by (used in) investing activities	(44)	(31)

Financing Activities
Change in short-term debt	—	(2)
Net (repayments on) proceeds from revolving credit facility	—	110
Proceeds from issuance of long-term debt, net of fees	—	4
Redemption of long-term debt	(120)	(23)
Proceeds from exercise of stock options	11	—
Dividends paid to noncontrolling interest	(12)	—

Net cash provided by (used in) financing activities	(121)	89
Effect of exchange rate changes on cash	(10)	(25)

Increase (decrease) in cash and cash equivalents	(154)	(221)
Cash and cash equivalents at beginning of period	788	756

Cash and cash equivalents at end of period	$634	$535

A4

TRW Automotive Holdings Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the nearest GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.
EBITDA and Adjusted EBITDA
EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings (losses) as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended
	April 2,	April 3,
(Dollars in millions)	2010	2009
GAAP net earnings (losses) attributable to TRW	$204	$(131)
Income tax expense (benefit)	50	(5)
Interest expense — net	45	42
Depreciation and amortization	119	117

EBITDA	418	23

Restructuring charges and fixed asset impairments	7	24
Intangible asset impairments	—	30
(Gain) loss on retirement of debt — net	—	(34)

Adjusted EBITDA	$425	$43

Free Cash Flow
Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended
	April 2,	April 3,
(Dollars in millions)	2010	2009
Cash flow provided by (used in) operating activities	$21	$(254)
Capital expenditures	(45)	(35)

Free cash flow	$(24)	$(289)

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings (Losses) to Adjusted Earnings (Losses)
(Unaudited)
The Company recorded restructuring charges of $6 million primarily related to severance, retention and outplacement services and fixed asset impairment charges of $1 million.

	Three Months			Three Months
	Ended			Ended
	April 2, 2010			April 2, 2010
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,583	$—		$3,583
Cost of sales	3,154	—		3,154

Gross profit	429	—		429
Administrative and selling expenses	125	—		125
Amortization of intangible assets	5	—		5
Restructuring charges and fixed asset impairments	7	(7	) (a)	—
Other (income) expense — net	(8)	—		(8)

Operating income (losses)	300	7		307
Interest expense, net	45	—		45
Equity in (earnings) losses of affiliates, net of tax	(8)	—		(8)

Earnings (losses) before income taxes	263	7		270
Income tax expense (benefit)	50	2	(b)	52

Net earnings (losses)	213	5		218
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9

Net earnings (losses) attributable to TRW	$204	$5		$209

Basic earnings (losses) per share:
Earnings (losses) per share	$1.72			$1.77

Weighted average shares outstanding	118.3			118.3

Diluted earnings (losses) per share:
Earnings (losses) per share	$1.61			$1.65

Weighted average shares outstanding	129.3			129.3

(a)	Represents the elimination of restructuring charges and fixed asset impairments.

(b)	Represents the elimination of the income tax impact of the adjustments made to the restructuring charges and fixed asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings (Losses) to Adjusted Earnings (Losses)
(Unaudited)
The Company recorded intangible asset impairment charges of $30 million and fixed asset impairment charges of $4 million. Additionally, the Company recorded restructuring charges of $20 million related primarily to severance, retention and outplacement services. The Company recorded a gain on retirement of debt of $34 million on the repurchase of a portion of each of three tranches of its outstanding Senior Notes.

	Three Months			Three Months
	Ended			Ended
	April 3, 2009			April 3, 2009
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$2,390	$—		$2,390
Cost of sales	2,360	—		2,360

Gross profit	30	—		30
Administrative and selling expenses	107	—		107
Amortization of intangible assets	5	—		5
Restructuring charges and fixed asset impairments	24	(24	) (a)	—
Intangible asset impairments	30	(30	) (b)	—
Other income — net	(11)	—		(11)

Operating losses	(125)	54		(71)
Interest expense — net	42	—		42
Gain on retirement of debt	(34)	34	(c)	—
Equity in losses of affiliates, net of tax	1	—		1

Losses before income taxes	(134)	20		(114)
Income tax benefit	(5)	4	(d)	(1)

Net losses before noncontrolling interest	(129)	16		(113)
Net earnings attributable to noncontrolling interest, net of tax	2	—		2

Net losses	$(131)	$16		$(115)

Basic losses per share:
Losses per share	$(1.30)			$(1.14)

Weighted average shares outstanding	101.1			101.1

Diluted losses per share:
Losses per share	$(1.30)			$(1.14)

Weighted average shares outstanding	101.1			101.1

(a)	Represents the elimination of restructuring charges and fixed asset impairments.

(b)	Represents the elimination of intangible asset impairments.

(c)	Represents the elimination of the gain on retirement of debt.

(d)	Represents the elimination of the income tax impact of the restructuring charges and fixed asset impairments above, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7